As filed with the Securities and Exchange Commission on July 1, 2014

Registration No. 333-194781

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

on

Form S-8 to Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ACTAVIS PLC

(Exact name of registrant as specified in its charter)

Ireland	98-1114402
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1 Grand Canal Square,

Docklands Dublin 2,

Ireland

(862) 261-7000

(Address of Principal Executive Offices)

2000 STOCK OPTION PLAN OF FOREST LABORATORIES, INC.

2004 STOCK OPTION PLAN OF FOREST LABORATORIES, INC.

2007 EQUITY INCENTIVE PLAN OF FOREST LABORATORIES, INC., AS AMENDED

(Full Title of the Plans)

A. Robert D. Bailey

Chief Legal Officer and Corporate Secretary

Actavis plc

Morris Corporate Center III

400 Interpace Parkway

Parsippany, New Jersey 07054

(862) 261-7000

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Title of Plan	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(5)	Proposed Maximum Aggregate Offering Price(5)	Amount of Registration Fee(5)
Ordinary Shares, par value $0.0001 per share	2000 Stock Option Plan of Forest Laboratories, Inc.	380,437(2)	N/A	N/A	N/A
Ordinary Shares, par value $0.0001 per share	2004 Stock Option Plan of Forest Laboratories, Inc.	185,377(3)	N/A	N/A	N/A
Ordinary Shares, par value $0.0001 per share	2007 Equity Incentive Plan of Forest Laboratories, Inc., as amended	6,591,873(4)	N/A	N/A	N/A

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional Ordinary Shares, par value $0.0001 per share (“Ordinary Shares”), of Actavis plc, a public limited company organized under the laws of Ireland (the “Registrant”), which may be offered and issued to prevent dilution resulting from adjustments as a result of stock dividends, stock splits, reverse stock splits, recapitalizations, reclassifications, mergers, split-ups, reorganizations, consolidations and other capital adjustments.
(2)	Represents the maximum number of Ordinary Shares issuable pursuant to outstanding but unexercised options previously granted under the 2000 Stock Option Plan of Forest Laboratories, Inc., which options were assumed by the Registrant in connection with the merger of Forest Laboratories, Inc., which was consummated on July 1, 2014 (the “Merger”).
(3)	Represents the maximum number of Ordinary Shares issuable pursuant to outstanding but unexercised options previously granted under the 2004 Stock Option Plan of Forest Laboratories, Inc., which options were assumed by the Registrant in connection with the Merger.
(4)	Represents 5,480,059 Ordinary Shares issuable pursuant to outstanding but unexercised options previously granted under the 2007 Equity Incentive Plan of Forest Laboratories, Inc., as amended (the “2007 Plan”), 829,642 Ordinary Shares subject to outstanding unvested restricted stock awards previously granted under the 2007 Plan which are being converted into restricted stock unit awards of the Registrant in connection with the Merger and 282,172 Ordinary Shares subject to outstanding restricted share unit awards previously granted under the 2007 Plan. All of such equity awards were assumed by the Registrant in connection with the Merger.
(5)	These shares were registered under the Registration Statement on Form S-4 (File No. 333-194781) filed under the Securities Act with the Securities and Exchange Commission on March 25, 2014, as amended by Pre-Effective Amendment No. 1, filed on May 2, 2014. All filing fees payable in connection with the issuance of these shares were previously paid in connection with the filing of the Registration Statement on Form S-4.

Proposed sales to take place as soon after the effective date of the registration statement as awards granted under the above-named plans are granted, exercised and/or distributed.

EXPLANATORY NOTE

The Registrant hereby amends its Registration Statement on Form S-4 (File No. 333-194781) filed with the Securities and Exchange Commission (“SEC”) on March 25, 2014, as amended by Pre-Effective Amendment No. 1, filed on May 2, 2014 (the “Form S-4”) by filing this Post-Effective Amendment No. 1 on Form S-8 relating to Ordinary Shares of the Registrant, par value $0.0001 per share (the “Ordinary Shares”), issuable upon the exercise or settlement of outstanding equity awards (the “Legacy Forest Equity Awards”) granted under (a) the 2000 Stock Option Plan of Forest Laboratories, Inc. (the “2000 Plan”), (b) the 2004 Stock Option Plan of Forest Laboratories, Inc. (the “2004 Plan”) and (c) the 2007 Equity Incentive Plan of Forest Laboratories, Inc., as amended (the “2007 Plan” and, together with the 2000 Plan and the 2004 Plan, the “Legacy Forest Plans”). All such Ordinary Shares were previously registered on the Form S-4 but will be subject to issuance pursuant to this Registration Statement.

Pursuant to that certain Agreement and Plan of Merger, dated as of February 17, 2014, by and among the Registrant, Tango US Holdings Inc., a Delaware corporation and a direct wholly owned subsidiary of the Registrant (“US Holdco”), Tango Merger Sub 1 LLC, a Delaware limited liability company and a direct wholly owned subsidiary of US Holdco (“Merger Sub 1”), Tango Merger Sub 2 LLC, a Delaware limited liability company and a direct wholly owned subsidiary of US Holdco (“Merger Sub 2”) and Forest Laboratories, Inc., a Delaware corporation (“Forest”), the parties effectuated a business combination through (a) the merger of Merger Sub 1 with and into Forest, with Forest being the surviving entity (the “First Merger”) and (b) immediately following the First Merger, the merger of Forest, as the surviving entity of the First Merger, with and into Merger Sub 2, with Merger Sub 2 being the surviving entity (the “Second Merger”). Actavis plc is referred to herein as “we,” “our,” “us,” “Actavis,” the “Registrant,” and the “Company.”

At the effective time of the Second Merger, each outstanding Legacy Forest Equity Award granted pursuant to the applicable Legacy Forest Plan was converted into a corresponding equity award with respect to Ordinary Shares (with awards comprised of unvested restricted stock of Forest converted into restricted stock units of the Registrant). This Registration Statement is being filed for the purpose of registering up to 7,157,687 Ordinary Shares issuable upon the exercise or settlement of the converted Legacy Forest Equity Awards.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Items 1 and 2 of Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the respective participants in the plans covered by this Registration Statement and as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Commission are incorporated herein by reference (except for any portions of Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof and any corresponding exhibits thereto not filed with the Commission):

(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2013, filed with the Commission on February 25, 2014, as revised by Actavis plc’s Current Report on Form 8-K filed on May 20, 2014;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, filed with the Commission on May 5, 2014;

(c)	The Registrant’s Current Reports on Form 8-K filed on January 31, February 19, March 11, March 25, March 28, April 3, April 21, May 12, May 14, May 20, May 22, May 23, June 9, June 10, June 11, June 13, June 17, June 20, June 24, and June 30, 2014; and

(d)	The description of the Registrant’s Ordinary Shares contained or incorporated by reference in the Registrant’s Form 8-K filed with the Commission on October 2, 2013 under Rule 12g-3 and Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description.

All documents that the Registrant files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the effective date of this Registration Statement (except for any portions of the Registrant’s Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof and any corresponding exhibits thereto not filed with Commission), but prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or which deregisters all securities than remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant’s articles of association confer an indemnity on its directors and Secretary subject to the limitations prescribed by the Irish Companies Acts 1963-2013 (the “Irish Companies Acts”). Broadly, the relevant provisions in the Registrant’s articles of association provide for an indemnity for certain persons, including directors, the Secretary, committee members, persons holding executive or official positions with the Registrant and employees, agents and persons acting in certain other capacities at the request of the Registrant (“Indemnified Persons”) who are a party to actions, suits or proceedings against expenses and costs in connection with such actions, suits or proceedings if such Indemnified Person acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the Registrant. Indemnification is also excluded in circumstances where an Indemnified Person is adjudged liable for willful neglect or default in performance of his duties unless a relevant court determines otherwise. Such indemnification may include expense advancement in certain circumstances.

The Irish Companies Acts prescribe that an advance commitment to indemnify only permits a company to pay the costs or discharge the liability of a director or secretary where judgment is given in favor of the director or secretary in any civil or criminal action in respect of such costs or liability, or where an Irish court grants relief because the director or secretary acted honestly and reasonably and ought fairly to be excused. Any provision whereby an Irish company seeks to commit in advance to indemnify its directors or secretary over and above the limitations imposed by the Irish Companies Acts will be void, whether contained in its articles of association or any contract between the company and the director or secretary. This restriction does not apply to executives who are not directors or the secretary, or other persons who would not be considered “officers” within the meaning of that term under the Irish Companies Acts, of the Registrant.

Each of the Registrant’s current directors, officers and the Secretary are party to individual indemnification agreements that provide for the indemnification of any claims relating to their services to the Registrant or any of its subsidiaries to the fullest extent permitted by applicable law.

The Registrant also maintains directors’ and officers’ liability insurance and fiduciary liability insurance covering certain liabilities that may be incurred by its directors and officers in the performance of their duties.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

For the list of exhibits, see the Exhibit Index to this Registration Statement, which is incorporated in this item by reference.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Parsippany, State of New Jersey on the 1st day of July 2014.

ACTAVIS plc

By:	/s/ A. Robert D. Bailey
A. Robert D. Bailey
Chief Legal Officer and Corporate Secretary

Each person whose signature appears below hereby constitutes and appoints A. Robert D. Bailey his attorney-in-fact, with the full power of substitution, for him in any and all capacities, to sign this Registration Statement, and any amendments thereto (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Brenton L. Saunders	President and Chief Executive Officer	July 1, 2014
Brenton L. Saunders	(Principal Executive Officer)

/s/ R. Todd Joyce	Chief Financial Officer	July 1, 2014
R. Todd Joyce	(Principal Financial Officer)

/s/ James D’Arecca	Chief Accounting Officer	July 1, 2014
James D’Arecca	(Principal Accounting Officer)

/s/ Paul M. Bisaro	Director, Executive Chairman	July 1, 2014
Paul M. Bisaro

/s/ Nesli Basgoz	Director	July 1, 2014
Nesli Basgoz

/s/ James H. Bloem	Director	July 1, 2014
James H. Bloem

/s/ Christopher Bodine	Director	July 1, 2014
Christopher Bodine

/s/ Christopher J. Coughlin	Director	July 1, 2014
Christopher J. Coughlin

/s/ Tamar Howson	Director	July 1, 2014
Tamar Howson

/s/ John King	Director	July 1, 2014
John King

/s/ Catherine Klema	Director	July 1, 2014
Catherine Klema

/s/ Jiri Michal	Director	July 1, 2014
Jiri Michal

/s/ Brenton L. Saunders	Director	July 1, 2014
Brenton L. Saunders

/s/ Patrick O’Sullivan	Director	July 1, 2014
Patrick O’Sullivan

/s/ Ronald Taylor	Director	July 1, 2014
Ronald Taylor

/s/ Andrew Turner	Director	July 1, 2014
Andrew Turner

/s/ Fred Weiss	Director	July 1, 2014
Fred Weiss

EXHIBIT INDEX

Exhibit Number	Exhibit Description

3.1	Certificate of Incorporation of Actavis plc (formerly known as Actavis Limited) (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K, filed with the SEC on October 2, 2013).

3.2	Amended and Restated Memorandum and Articles of Association of Actavis plc (formerly known as Actavis Limited) (incorporated by reference to Exhibit 3.2 of the Registrant’s Current Report on Form 8-K, filed with the SEC on October 2, 2013).

4.1	Specimen Share Certificate of Actavis plc. (incorporated by reference to Exhibit 4.1 of the Registrant’s Registration Statement on Form S-8 (No. 333-191487), filed with the SEC on October 1, 2013).

5.1	Opinion of Arthur Cox.

23.1	Consent of Arthur Cox (included as part of Exhibit 5.1).

23.2	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm for Actavis plc.

23.3	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm for Aptalis Holdings Inc.

23.4	Consent of BDO USA, LLP

99.1	2000 Stock Option Plan of Forest Laboratories, Inc. (incorporated by reference to Forest’s Proxy Statement for the fiscal year ended March 31, 2000 filed with the SEC on June 29, 2000).

99.2	2004 Stock Option Plan of Forest Laboratories, Inc. (incorporated by reference to Forest’s Proxy Statement for the fiscal year ended March 31, 2004 filed with the SEC on June 28, 2004).

99.3	2007 Equity Incentive Plan of Forest Laboratories, Inc., as amended (incorporated by reference to Forest’s Current Report on Form 8-K filed with the SEC on August 21, 2013).

99.4	Amended and Restated 2013 Incentive Award Plan of Actavis plc (“Actavis Plan”).

99.5	Form of Notice of Grant and Signature Page and Form of Option Award Agreement (Actavis Plan).

99.6	Form of Notice of Grant and Signature Page and Form of Restricted Stock Unit Award Agreement (Actavis Plan).

99.7	Amendment to 2007 Equity Incentive Plan of Forest Laboratories, Inc., as amended (“Forest Plan”).

99.8	Form Employee Stock Unit Agreement (Performance-Based Conditions) (Forest Plan).